EXHIBIT 99.1
For more information:
Investor contact: Barbara Bolens 414-438-6940
Media contact: Carole Herbstreit 414-438-6882
For Immediate Release
Brady Corporation reports record sales and earnings for fiscal 2007 first quarter
MILWAUKEE (November 15, 2006)—Brady Corporation (NYSE:BRC) reports record sales and earnings for its fiscal 2007 first quarter ended October 31, 2006.
     Sales for the quarter rose 42.8 percent to $332.3 million compared to $232.6 million in the first quarter of fiscal 2006. Base business contributed 5.7 percent to sales growth, acquisitions added 34.6 percent, and currency exchange added 2.5 percent.
     Net income increased 14.1 percent in the fiscal 2007 first quarter to $34.4 million compared to $30.2 million in the same quarter last year. Earnings per diluted Class A Common share were $0.63 in the first quarter of fiscal 2007, compared $0.60 per diluted share in the prior year’s quarter. Fiscal 2007 earnings per share results include the effect of issuance of an additional 4.6 million shares through an equity offering in the fourth quarter of fiscal 2006.
     “We are very pleased with our first quarter results, especially given the comparison to last year’s very strong first quarter and a high level of activity including the integration of recent acquisitions; business expansions in India, China, Japan, the Philippines, Slovakia, Turkey and Mexico; continuing global implementation of SAP; and a continued ramp-up of new product development,” said Frank M. Jaehnert, Brady’s president and chief executive officer.
     “Our business so far in fiscal 2007 is tracking on plan with solid organic growth, and we are especially pleased with the growth in operating income from $44.1 million to $51.9 million in the quarter. We are also seeing strong regional sales growth including acquisitions, with Europe up 25.2 percent, Americas up 26.6 percent, and Asia/Pacific up 117.1 percent,” said David Mathieson, Brady’s chief financial officer. “As a result of our strong first quarter and the acquisition of Precision Converters, Inc. in the first quarter, we are increasing our guidance for the fiscal 2007. We now anticipate sales of between $1.25 and $1.275 billion, up from our previous guidance of $1.225 to $1.25 billion; net income between $122 and $126 million, up from $120 to $125 million; and earnings per share of $2.22 to $2.29, up from $2.18 to $2.27.”
     A webcast regarding fiscal 2007 first quarter results will be available at www.investor.bradycorp.com beginning at 7:00 a.m. Central Standard Time Thursday, November 16, followed by Brady’s annual meeting of shareholders at 9:00 a.m. at Brady’s Corporate Headquarters in Milwaukee.
     Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 500,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs more than 8,000 people at operations in the Americas, Europe and Asia/Pacific. Brady’s fiscal 2006 sales were approximately $1.018 billion.
Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com, which includes an on-line version of the 2006 Annual Report to Shareholders.
Information by regional segment for the three months ended October 31, 2006 and 2005 is as follows:

					Corporate
					and
(in Thousands)	Americas	Europe	Asia	Subtotals	Eliminations	Total
SALES TO EXTERNAL CUSTOMERS
Three months ended:
October 31, 2006	$146,943	$92,365	$92,951	$332,259	—	$332,259
October 31, 2005	116,059	73,762	42,814	232,635	—	232,635

SALES GROWTH INFORMATION
Three months ended October 31, 2006:
Base	2.6%	6.8%	11.9%	5.7%	—	5.7%
Currency	0.8%	5.3%	2.5%	2.5%	—	2.5%
Acquisitions	23.2%	13.1%	102.7%	34.6%	—	34.6%
Total	26.6%	25.2%	117.1%	42.8%	—	42.8%

SEGMENT PROFIT (LOSS)
Three months ended:
October 31, 2006	$36,905	$23,005	$22,137	$82,047	($2,197)	$79,850
October 31, 2005	32,194	20,778	13,010	65,982	(2,386)	63,596
Percentage increase (decrease)	14.6%	10.7%	70.2%	24.3%	-7.9%	25.6%
NET INCOME RECONCILIATION (in thousands)

	Three months ended:
	October 31,	October 31,
	2006	2005
Total profit for reportable segments	$82,047	$65,982
Corporate and eliminations	(2,197)	(2,386)
Unallocated amounts:
Administrative costs	(27,909)	(19,467)

	Three months ended:
	October 31,	October 31,
	2006	2005
Investment and other income	638	392
Interest expense	(4,735)	(1,989)

Income before income taxes	47,844	42,532
Income taxes	(13,396)	(12,334)
	=
Net income	$34,448	$30,198

Brady believes that certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements related to future, not past, events included in this news release, including, without limitation, statements regarding Brady’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from future financial performance of major markets Brady serves, which include, without limitation, telecommunications, manufacturing, electrical, construction, laboratory, education, governmental, public utility, computer, transportation; difficulties in making and integrating acquisitions; risks associated with newly acquired businesses; Brady’s ability to retain significant contracts and customers; future competition; Brady’s ability to develop and successfully market new products; changes in the supply of, or price for, parts and components; increased price pressure from suppliers and customers; interruptions to sources of supply; environmental, health and safety compliance costs and liabilities; Brady’s ability to realize cost savings from operating initiatives; Brady’s ability to attract and retain key talent; difficulties associated with exports; risks associated with international operations; fluctuations in currency rates versus the US dollar; technology changes; potential write-offs of Brady’s substantial intangible assets; risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products; business interruptions due to implementing business systems; and numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section located in Item 1A of Part II of Brady’s Quarterly Report on Form 10-K for the period ended July 31, 2006. These uncertainties may cause Brady’s actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements.

BRADY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands)

	(Unaudited)
	Three Months Ended October 31,
			Percentage
	2006	2005	Change
Net sales	$332,259	$232,635	42.8%
Cost of products sold	168,131	108,644	54.8%

Gross margin	164,128	123,991	32.4%

Operating expenses:
Research and development	8,532	6,534	30.6%
Selling, general and administrative	103,655	73,328	41.4%

Total operating expenses	112,187	79,862	40.5%

Operating income	51,941	44,129	17.7%

Other income and (expense):
Investment and other income	638	392	62.8%
Interest expense	(4,735)	(1,989)	138.1%

Income before income taxes	47,844	42,532	12.5%

Income taxes	13,396	12,334	8.6%

Net income	$34,448	$30,198	14.1%

Per Class A Nonvoting Common Share:
Basic net income	$0.64	$0.61	4.9%
Diluted net income	$0.63	$0.60	5.0%
Dividends	$0.14	$0.13	7.7%

Per Class B Voting Common Share:
Basic net income	$0.63	$0.60	5.0%
Diluted net income	$0.62	$0.59	5.1%
Dividends	$0.12	$0.11	9.1%

Weighted average common shares outstanding (in thousands):
Basic	53,734	49,250
Diluted	54,605	50,206

BRADY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	(Unaudited)
	October 31, 2006	July 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$87,509	$113,008
Short term investments	—	11,500
Accounts receivable, less allowance for losses ($6,934 and $6,390, respectively)	217,021	187,907
Inventories:
Finished products	67,321	59,365
Work-in-process	14,241	12,850
Raw materials and supplies	42,177	37,702

Total inventories	123,739	109,917
Prepaid expenses and other current assets	38,368	36,825

Total current assets	466,637	459,157

Other assets:
Goodwill	615,527	587,642
Other intangible assets, net	138,669	134,111
Deferred income taxes	34,455	34,135
Other	11,281	10,235

Total other assets	799,932	766,123

Property, plant and equipment:
Cost:
Land	6,554	6,548
Buildings and improvements	80,096	78,418
Machinery and equipment	210,703	198,426
Construction in progress	17,850	12,098

	315,203	295,490

Less accumulated depreciation	162,513	155,584

Net property, plant and equipment	152,690	139,906

Total	$1,419,259	$1,365,186

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$94,301	$78,585
Wages and amounts withheld from employees	39,098	61,778
Taxes, other than income taxes	6,636	6,231
Accrued income taxes	29,296	25,243
Other current liabilities	43,266	46,763
Short-term borrowings and current maturities on long-term debt	16	20

Total current liabilities	212,613	218,620

Long-term obligations, less current maturities	375,017	350,018

Other liabilities	52,178	50,502

Total liabilities	639,808	619,140

Stockholders’ investment:
Common stock:
Class A nonvoting common stock — Issued 50,481,743 and 50,481,743 shares, respectively and outstanding 50,216,742 and 50,188,842 shares, respectively	505	505

Class B voting common stock — Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	260,150	258,922
Income retained in the business	487,975	460,991
Treasury stock - 265,001 and 292,901 shares, respectively of Class A nonvoting common stock, at cost	(9,841)	(10,865)
Accumulated other comprehensive income	39,869	35,696
Other	758	762

Total stockholders’ investment	779,451	746,046

Total	$1,419,259	$1,365,186

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	(Unaudited)
	Three Months Ended
	October 31
	2006	2005
Operating activities:
Net income	$34,448	$30,198
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,927	7,360
Deferred income taxes	(542)	187
Loss on disposal of property, plant & equipment	204	33
Provision for losses on accounts receivable	692	366
Non-cash portion of stock-based compensation expense	1,559	924
Changes in operating assets and liabilities (net of effects of business acquisitions):
Accounts receivable	(21,811)	(10,391)
Inventories	(6,539)	(8,613)
Prepaid expenses and other assets	(4,818)	468
Accounts payable and accrued liabilities	(17,138)	(20,465)
Income taxes	4,437	5,999
Other liabilities	1,443	1,990

Net cash provided by operating activities	4,862	8,056

Investing activities:
Acquisition of businesses, net of cash acquired	(45,173)	(20,217)
Purchases of short-term investments	—	(3,800)
Sales of short-term investments	11,500	10,900
Purchases of property, plant and equipment	(14,544)	(8,537)
Proceeds from sale of property, plant and equipment	124	21
Other	(663)	(1,126)

Net cash used in investing activities	(48,756)	(22,759)

Financing activities:
Payment of dividends	(7,463)	(5,938)
Proceeds from issuance of common stock	531	374
Principal payments on debt	(23,226)	(121,515)
Proceeds from issuance of debt	48,220	131,630
Purchase of treasury stock	—	(9,416)
Income tax benefit from the exercise of stock options	162	—

Net cash provided by (used in) financing activities	18,224	(4,865)
Effect of exchange rate changes on cash	171	(274)

Net increase in cash and cash equivalents	(25,499)	(19,842)
Cash and cash equivalents, beginning of period	113,008	72,970

Cash and cash equivalents, end of period	87,509	53,128

Supplemental disclosures:
Cash paid during the period for:
Interest, net of capitalized interest	$5,368	$(43)
Income taxes, net of refunds	9,393	4,956
Acquisitions:
Fair value of assets acquired, net of cash	$27,589	$12,300
Liabilities assumed	(6,610)	(6,390)
Goodwill	24,194	14,307

Net cash paid for acquisitions	$45,173	$20,217

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(in thousands)

	Fiscal 2006
	Q1	Q2	Q3	Q4	Total
EBITDA (1)
Net income	$30,198				$30,198
Interest expense	1,989				1,989
Income taxes	12,334				12,334
Depreciation and amortization	7,360				7,360

EBITDA (non-GAAP measure)	$51,881	$—	$—	$—	$51,881

	Fiscal 2007
	Q1	Q2	Q3	Q4	Total
EBITDA (1)
Net income	$34,448				$34,448
Interest expense	4,735				4,735
Income taxes	13,396				13,396
Depreciation and amortization	12,927				12,927

EBITDA (non-GAAP measure)	$65,506	$—	$—	$—	$65,506

(1)	Brady is presenting EBITDA because it is used by many of our investors and lenders, and is presented as a convenience to them. EBITDA represents net income before interest expense, income taxes and depreciation and amortization. EBITDA is not a calculation based on generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Income data. EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity. The EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.